EXHIBIT 3.3
Articles of Amendment
to the amended restated articles of incorporation
of
Terra Nova Financial Group, Inc.

        Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Terra Nova Financial Group, Inc. (the "Corporation") adopts the following Articles of Amendment to its amended and restated articles of incorporation.

Article 1

        The name of the corporation is Terra Nova Financial Group, Inc. (the "Corporation").

Article 2

        The outstanding shares of the Corporation's Common Stock are reclassified and one new share of Common Stock shall be issued for each ten shares outstanding. No fractional shares shall be issued, and in lieu thereof, the Corporation shall issue one whole share of new Common Stock in respect of any fractional share to each shareholder who otherwise would have been entitled to receive a fractional share as a result of the reclassification. Until the Corporation shall call for old shares of Common Stock to be returned in exchange for certificates representing new shares of Common Stock, the certificates outstanding representing old shares of Common Stock shall continue to be effective as the share certificates of the Corporation, subject to the reclassification of the number of shares represented by each as provided herein.

        Further, upon filing of these Articles of Amendment, the Amended, and Restated Articles of Incorporation of the Corporation are hereby amended as follows:

               (A)             The first paragraph of Article 4 of Section 4 of the Amended and Restated Articles of Incorporation is amended in its entirety to read as follows:

               "4.              SHARES. The Corporation shall have the authority to Issue two classes of stock, and the total number authorized shall be one hundred fifty million (150,000,000) shares of Common Stock of the par value of one cent ($0.01) each and five million (5,000,000) shares of Preferred Stock of the par value of ten dollars ($10.00) each. A description of the different classes of stock of the Corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows;"

        All other provisions of Article 4 of Section 4 remain unchanged.

               (B)             A new Article 15 is hereby added as follows:

               "15.           SHAREHOLDER ACTION WITHOUT MEETING. Notwithstanding anything contained herein to the contrary, any action required by statute or by these Amended and Restated Articles of Incorporation to be taken at a meeting of the shareholders entitled to vote on such action, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if one or more consents in writing, setting forth the action so taken, shall be signed and delivered to the corporation by the holder or holders of shares having not less than the minimum of votes that would be necessary to take such action at a meeting at which holders of all shares entitled to vote on the action were present and voted."

Article 3

        The above amendments to the Amended and Restated Articles of Incorporation were duly adopted and ratified by the shareholders of the Corporation at a meeting duly called and held on July 12, 2007 at which a quorum was present and voting throughout.

Article 4

        The above amendments to the Corporation's Amended and Restated Articles of Incorporation have been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the Corporation.

        This document becomes effective at a later date, which is not more then ninety (90) days from the date of signing. The delayed effective date is August 1, 2007.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Amendment to the Articles of Incorporation of TERRA NOVA FINANCIAL GROUP, INC. as of this 18th day of July, 2007.

TERRA NOVA FINANCIAL GROUP, INC.

By: _______________________________________

Name: _____________________________________

Title: ______________________________________